Exhibit 99.1

For Immediate Release

SunPower Investor Contact

Bob Okunski

Bob.Okunski@sunpower.com

(408) 240-5447

SunPower Media Contact

Sarah Spitz

Sarah.Spitz@sunpower.com

(832) 444-7151

Consumer Sales and Customer Experience Veteran Peter Faricy Named

SunPower CEO as Tom Werner Steps Down After 18 Years

Announcement Follows Successful Company Split and Transition to Focus on

North American Sales, Distributed Solar + Storage Innovation

SAN JOSE, Calif., March 25, 2021 — SunPower (NASDAQ:SPWR) today announced that it will name Peter Faricy as chief executive officer (CEO), following Tom Werner’s decision to retire from the company. Faricy will assume his new position effective April 19, 2021. To ensure a smooth transition, Werner will continue in his role of chairman of the board of directors, planned to be six months. At the end of this period, the intent of the board of directors is to recombine the positions of chairman of the board and CEO.

“I’ve had an incredible opportunity to lead an outstanding team at SunPower and to collectively help change the way our world is powered over the course of the past 18 years,” said Tom Werner, SunPower CEO and chairman of the board. “The time is right for a new leader to take the reins and set the course for SunPower, especially as we enter a new era of energy solutions and services for our customers. Peter’s deep experience creating disruptive sales channels, delivering incredible customer experiences and building iconic brands make him the right person to lead SunPower’s next chapter.”

“SunPower is a company known for its innovative spirit and track record as a leader in solar and now storage. The opportunity to help the company maximize its potential in a new era of energy is exciting and incredibly meaningful,” said Peter Faricy, in-coming SunPower CEO. “While solar has seen impressive growth over the past decade, the industry still has a tremendous opportunity to meet the needs of consumers looking for more reliable, more affordable and cleaner energy. We have a bright future ahead.”

Faricy most recently served as CEO of Global Direct-to-Consumer for Discovery, Inc., overseeing businesses including Discovery+, Food Network Kitchen, Magnolia, Eurosport Player and GOLFTV. Prior to Discovery, Faricy spent 13 years at Amazon, most recently as vice president leading the Amazon Marketplace. Under Faricy’s leadership, Amazon disrupted the digital sales channel, helping millions of small businesses sell their products directly to Amazon customers.

Faricy holds a bachelor’s degree in marketing from Michigan State University and a Master of Business Administration from the University of Michigan’s Stephen M. Ross School of Business. Since October 2020, he has served on the board of Blue Apron and since 2013 on the University of Michigan Ross School of Business Advisory Board.

During Werner’s tenure, SunPower became a publicly-listed company in November 2005, saw a transformational investment from TOTAL SE and has seen significant business growth and technology advancements. Thanks to the tireless efforts of the company’s dedicated employees, SunPower ultimately created two solar energy solution leaders with the spin-off of Maxeon Solar Technologies last August. Following his time at SunPower, Werner plans to pursue strategic investing in purpose-driven start-ups and participate in efforts to work towards a more diverse and equitable future.

“Tom, through the 18 years he dedicated to SunPower, has been a strong leader who has led the company to become one of the main players of the U.S. distributed solar market,” said Patrick Pouyanné, chairman of the board and CEO of Total. “Peter’s joining the company is a great new asset to SunPower. His unique expertise and skills will allow SunPower to further expand its customer approach and offerings in the U.S. market, bringing them to a new level.”

“Tom has worked tirelessly on the front lines of the solar revolution for many years, helping to shape the future of solar, renewables and the energy industry,” said Thomas McDaniel, SunPower’s lead independent director. “We’re pleased that he will continue to serve as chairman of the board. For decades, SunPower has been an innovative leader and Peter’s unique-to-the-industry expertise will expand on that tradition and strengthen the SunPower customer experience.”

The company remains confident in achieving its previously disclosed fiscal first quarter 2021 guidance. While Faricy begins April 19, 2021, Werner will discuss the company’s fiscal performance during its first quarter 2021 earnings conference call.

About SunPower

Headquartered in California’s Silicon Valley, SunPower (NASDAQ:SPWR) is a leading Distributed Generation Storage and Energy Services provider in North America. SunPower offers the only solar + storage solution designed and warranted by one company that gives customers control over electricity consumption and resiliency during power outages while providing cost savings to homeowners, businesses, governments, schools and utilities. For more information, visit www.sunpower.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Faricy’s succession as chief executive officer, plans for our board of directors’ composition, including the chairmanship, our expectations for our industry and market factors, and our guidance for the first fiscal quarter of 2021. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; regulatory changes and the availability of economic incentives promoting use of solar energy; and challenges in executing transactions key to our strategic plans, including regulatory and other challenges that may arise. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent report on Form 10-K, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

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